Exhibit 99.1

Loxo Oncology Announces Transition of Chief Medical Officer

STAMFORD, Conn., November 5, 2015 — Loxo Oncology, Inc. (Nasdaq:LOXO), a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers, today announced that Jennifer Low, M.D., Ph.D., chief medical officer and executive vice president, R&D, has decided to transition from her current role with Loxo Oncology. Over the next several months, Dr. Low will remain at Loxo Oncology as acting chief medical officer, as an employee through the end of 2015 and in an advisory role thereafter.

“I would like to thank Jennifer, a longtime friend, for her contributions during a formative period at Loxo Oncology,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology. “With LOXO-101 enrolling in Phase 2, and our pipeline well-positioned for the clinic, the time was right for Jennifer to consider her next activities, both personally and professionally. Her transition has no effect on our current clinical plans or timelines, and I am confident we will continue to execute well against the full potential of our pipeline.”

“I am grateful for my time at Loxo Oncology and the opportunity to be part of its innovative approach to drug development. I have enjoyed experiencing the dynamic, entrepreneurial culture at Loxo, and transitioning out of my role at Loxo was a difficult decision,” stated Dr. Low. “The LOXO-101 program is one of the most exciting programs I have been involved with in my career and I’m proud to have helped put it on its path to success.”

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, thereby delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at www.loxooncology.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding the timing and success of our clinical trials and the potential therapeutic benefits and economic value of our lead product candidate.

Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Contacts for Loxo Oncology, Inc.

Company:
Jacob S. Van Naarden
Vice President, Corporate Development and Strategy
jake@loxooncology.com

Investors:

Peter Rahmer
The Trout Group, LLC
646-378-2973
prahmer@troutgroup.com

Media:

Dan Budwick
Pure Communications, Inc.
973-271-6085
dan@purecommunicationsinc.com